Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Kurt Harrington at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Second Quarter 2014 Financial Results

Non-GAAP core operating income of $1.22 per share (diluted) for the second quarter 2014(1)

Dividend of $0.875 per share for the second quarter 2014, payable on July 31, 2014

Annualized dividend yield of 13%(2), 18%(3) on a tax adjusted basis

Book value per share at June 30, 2014 was $31.51

ARLINGTON, VA, July 29, 2014 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today reported non-GAAP core operating income of $24.4 million for the quarter ended June 30, 2014, or $1.22 per share (diluted). A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release. On a GAAP basis, the Company reported net income of $18.8 million for the quarter ended June 30, 2014, or $0.94 per share (diluted), compared to net income of $7.0 million for the quarter ended March 31, 2014, or $0.41 per share (diluted), and net income of $3.2 million, or $0.19 per share (diluted), for the quarter ended June 30, 2013.

Proceeds from the Company’s March 2014 offering of Class A common stock were fully deployed by mid-May 2014 and the Company’s results for the second quarter therefore reflect the principal benefit of that capital raise. Results for the second quarter also benefited from continued price improvement and realized gains in the Company’s private-label mortgage-backed securities (“MBS”) portfolio, the redeployment of capital from appreciated private-label MBS to higher current return opportunities as well as low constant prepayment rates and effective hedging in the Company’s agency-backed MBS portfolio.

“We are realizing the benefits of our balanced and complementary MBS portfolio, a substantial hedge structure, stable book value per share over recent quarters, growing core earnings, efficient use of tax benefits and expense leverage from our internal management structure as the Company’s investment capital has expanded.  At the same time, we have maintained flexibility with high balance sheet liquidity,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.  “The Company’s funding opportunities continued to expand again this quarter with the addition of new repo counterparties and additional repo capacity available for future investments.  Lastly, as June 2014 was the first  month in which the full deployment of the proceeds from the March 2014 offering of Class A common stock was reflected in our results, we expect to realize an incremental increase in earnings from the offering in future quarters.”

Second Quarter Highlights

Net interest income for the second quarter was $27.4 million, including non-cash accretion on private-label MBS of $3.9 million required under GAAP. The three-month constant prepayment rate (“CPR”) for the Company’s agency-backed MBS as of June 30, 2014 was 5.67%. The Company’s debt to equity ratio at June 30, 2014 was approximately 4 to 1.

As of June 30, 2014, the Company’s agency-backed MBS portfolio consisted of $2.6 billion in face value with a cost basis and a fair value of $2.8 billion. As of June 30, 2014, all of the Company’s agency-backed MBS were fixed-rate 30-year MBS specifically selected for their prepayment protections with a weighted average coupon of 4.04%, a weighted average cost of 106.17, a weighted average market price of 106.44, and had a weighted average cost of repo funding of 32 basis points. On a mark-to-market basis, the Company had an average of $1.8 billion in Eurodollar futures associated with the Company’s agency-backed MBS portfolio starting in March 2015 and ending in December 2018 with a rate of 1.93% and an equivalent funding cost through December 2018 of approximately 1.59%. The Company also had $895 million in notional 10-year interest rate swap futures with a marked rate of approximately 2.66%, resulting in a combined hedged notional amount of approximately $2.7 billion.

As of June 30, 2014, the Company’s private-label MBS portfolio consisted of $423.9 million in face value with an amortized cost basis of $256.4 million and a fair value of $314.1 million. The following table presents certain statistics of the Company’s private-label MBS portfolio as of or for the quarter ended June 30, 2014 (dollars in millions):

Total Private- Label MBS

Fair market value	$314.1
Fair market value (as a % of face value)	74.1%
Quarterly cash yield (as a % of average fair market value, excluding GAAP non-cash accretion)	3.6%

Quarterly unlevered yield (GAAP, as a % of amortized cost)	10.4%
Quarterly unlevered cash yield (as a % of average amortized cost excluding GAAP non-cash accretion)	4.4%
Average cost (as a % of face value)	53.8%
Weighted average coupon	3.0%

Face value	$423.9
Amortized cost	$256.4
Purchase discount	$167.5

60+ days delinquent	14.6%
Credit enhancement	0.3%
Severity (3-month)	32.1%
Constant prepayment rate (3-month)	11.3%

Dividend

The Company’s Board of Directors approved a $0.875 dividend for the second quarter of 2014. The dividend will be paid on July 31, 2014 to shareholders of record as of June 30, 2014. This represented a 13% annualized dividend yield based on the Class A common stock closing price on the New York Stock Exchange (NYSE) of $26.55 on July 28, 2014.

(1)	Non-GAAP Financial Measures

In addition to the financial results reported in accordance with generally accepted accounting principles as consistently applied in the United States (GAAP), the Company calculated non-GAAP core operating income for the three months ended June 30, 2014. The Company’s non-GAAP core operating income for the three months ended June 30, 2014 was $24.4 million. In determining core operating income, the Company excluded certain legacy litigation expenses and the following non-cash expenses: (1) compensation costs associated with stock-based awards, (2) accretion of MBS purchase discounts adjusted for contractual interest and principal repayments in excess of proportionate invested capital, (3) other-than-temporary impairment charges recognized, (4) non-cash income tax provisions, and (5) benefit from the reversal of previously accrued federal and state tax liability and accrued interest related to uncertain tax positions. Additionally, starting in 2014, the Company has excluded both realized and unrealized gains and losses on the agency-backed MBS and all related hedge instruments, and has presented prior periods on a consistent basis. These adjustments are only for the purpose of calculating the Company’s non-GAAP core operating income; therefore, they do not change the Company’s GAAP book value as reported.

The Company’s portfolio strategy on the Company’s agency-backed MBS portfolio is to generate a net interest margin on the leveraged assets and hedge the market value of the assets, expecting that the fluctuations in the market value of the agency-backed MBS and related hedges should largely offset each other over time. As a result, the Company excludes both the realized and unrealized fluctuations in the gains and losses in the assets and hedges on its hedged, agency-backed MBS portfolio when assessing the underlying core operating income of the Company. However, the Company’s portfolio strategy on the Company’s private-label MBS portfolio is to generate a total cash return comprised of both interest income and the cash return realized when the private-label MBS are sold that equals the difference between the sale price and the discount to par paid at acquisition. Therefore, the Company excludes non-cash accretion of private-label MBS purchase discounts from non-GAAP core operating income, but includes realized cash gains or losses on its private-label MBS portfolio in core operating income to reflect the total cash return on those securities over their holding period.

This non-GAAP core operating income measurement is used by management to analyze and assess the Company’s operating results on its portfolio and assist with the determination of the appropriate level of dividends. The Company believes that this non-GAAP measurement assists investors in understanding the impact of these non-core items and non-cash expenses on our performance and provides additional clarity around our earnings capacity and trends. A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, the Company believes net income on a GAAP basis and core operating income on a non-GAAP basis should be considered together.

The following is a reconciliation of GAAP net income to non-GAAP core operating income for the three months ended June 30, 2014 and 2013 (dollars in thousands):

	Three Months Ended June 30,
	2014	2013 Revised	2013 As Previously Reported
GAAP net income	$18,839	$3,194	$3,194
Adjustments
Adjusted expenses	—	—	2,371
Legacy litigation expenses (a)	43	293	—
Non-cash income tax provisions	11,782	2,078	—
Stock compensation	779	442	442
Non-cash interest income related to purchase discount accretion (b)	(3,934)	(464)	(464)
Net realized and unrealized (gain) loss on trading MBS and hedge instruments	(3,199)	17,569	12,584
Other-than-temporary impairment charges	80	728	728
Non-GAAP core operating income	$24,390	$23,840	$18,855

(a)	Legacy litigation expenses relate to legal matters pertaining to events related to business activities the Company completed or exited in or prior to 2009 — primarily debt extinguishment, sub-prime mortgage origination and securitization and broker/dealer operations.

(b)	Non-cash interest income related to purchase discount accretion represents interest income recognized in excess of cash receipts related to contractual interest income and principal repayments in excess of proportionate invested capital.

(2)	Based on the annualized second quarter 2014 dividend and the Class A common stock closing price on the NYSE of $26.55 on July 28, 2014.
(3)	The Company's dividends are eligible for the 23.8% federal income tax rate on qualified dividend income, whereas dividends paid by a REIT are generally subject to the higher 43.4% tax rate on ordinary income. To provide the same return after payment of federal income tax as the Company, a REIT would be required to pay dividends providing an 18% yield.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning future performance, portfolio hedging, market conditions, cash returns and earnings, dividends, book value, changes in the Company’s expense to capital ratio, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in the CPR for the Company’s MBS, changes in the Company’s operating efficiency, changes in the Company’s returns, changes in the use of the Company’s tax benefits, maintenance of the Company’s low leverage posture, changes in the agency-backed MBS asset yield, changes in the Company’s monetization of net operating loss carry-forwards, changes in the Company’s ability to generate consistent cash earnings and dividends, preservation and utilization of our net operating loss and net capital loss carry-forwards, impacts of changes to Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in and the effects on the Company of mortgage prepayment speeds, ability to realize book value growth through reflation of private-label MBS, and general economic, political, regulatory and market conditions. These and other material risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data follow

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
	2014	2013	2014	2013
INTEREST INCOME	$30,063	$23,145	$53,930	$41,473

INTEREST EXPENSE
Interest on short-term debt	2,124	1,814	3,858	3,303
Interest on long-term debt	552	406	1,103	521
Total interest expense	2,676	2,220	4,961	3,824
Net interest income	27,387	20,925	48,969	37,649

OTHER INCOME (LOSS), NET
Investment gain (loss), net	7,910	(11,253)	1,999	(24,782)
Other loss	(4)	(4)	(7)	(8)
Total other income (loss), net	7,906	(11,257)	1,992	(24,790)
Operating income before other expenses	35,293	9,668	50,961	12,859

OTHER EXPENSES
Compensation and benefits	3,185	2,643	6,146	4,992
Professional services	395	555	911	1,676
Business development	56	30	87	62
Occupancy and equipment	120	111	219	232
Communications	52	46	99	93
Other operating expenses	572	535	1,073	641
Total other expenses	4,380	3,920	8,535	7,696

Income before income taxes	30,913	5,748	42,426	5,163

Income tax provision (benefit)	12,074	2,554	16,554	(1,208)

Net income	$18,839	$3,194	$25,872	$6,371

Basic earnings per share	$0.95	$0.19	$1.42	$0.42

Diluted earnings per share	$0.94	$0.19	$1.39	$0.41

Weighted average shares outstanding - basic (in thousands)	19,740	16,655	18,282	15,299
Weighted average shares outstanding - diluted (in thousands)	20,060	16,832	18,579	15,470

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

ASSETS	June 30, 2014	December 31, 2013

Cash and cash equivalents	$26,954	$48,628
Receivables
Interest	8,908	5,173
Other	212	212
Mortgage-backed securities, at fair value
Available-for-sale	314,189	341,346
Trading	2,813,983	1,576,452
Other investments	2,057	2,065
Derivative assets, at fair value	2,556	8,424
Deferred tax assets, net	151,669	165,851
Deposits	109,680	45,504
Prepaid expenses and other assets	1,530	1,311
Total assets	$3,431,738	$2,194,966

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$2,666,251	$1,547,630
Interest payable	871	774
Accrued compensation and benefits	2,857	5,584
Dividend payable	17,348	14,630
Derivative liabilities, at fair value	80,487	33,129
Accounts payable, accrued expenses and other liabilities	1,292	1,391
Long-term debt	40,000	40,000
Total liabilities	2,809,106	1,643,138

Equity:
Common stock	197	166
Additional paid-in capital	1,810,297	1,727,398
Accumulated other comprehensive income, net of taxes	49,848	53,190
Accumulated deficit	(1,237,710)	(1,228,926)
Total equity	622,632	551,828

Total liabilities and equity	$3,431,738	$2,194,966

Book Value per Share	$31.51	$33.10

Shares Outstanding (in thousands)	19,759	16,671